Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Cascade Microtech, Inc.:

We consent to the use of our reports dated March 10, 2009, with respect to the consolidated balance sheets of Cascade Microtech, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2008 incorporated herein by reference.

/s/ KPMG LLP

Portland, Oregon
August 10, 2009